Artisan Partners Asset Management Inc. Reports June 2024 Assets Under Management
Milwaukee, WI - July 10, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of June 30, 2024 totaled $158.9 billion. Artisan Funds and Artisan Global Funds accounted for $77.0 billion of total firm AUM, while separate accounts and other AUM1 accounted for $81.9 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of June 30, 2024 - ($ Millions)
Growth Team
Global Opportunities	$21,531
Global Discovery	1,595
U.S. Mid-Cap Growth	12,672
U.S. Small-Cap Growth	3,119
Global Equity Team
Global Equity	344
Non-U.S. Growth	12,981
China Post-Venture	170
U.S. Value Team
Value Equity	4,555
U.S. Mid-Cap Value	2,696
Value Income	15
International Value Team
International Value	43,419
International Explorer	326
Global Value Team
Global Value	27,469
Select Equity	324
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,857
Credit Team
High Income	10,847
Credit Opportunities	238
Floating Rate	80
Developing World Team
Developing World	3,997
Antero Peak Group
Antero Peak	2,026
Antero Peak Hedge	210
International Small-Mid Team
Non-U.S. Small-Mid Growth	7,042
EMsights Capital Group
Global Unconstrained	631
Emerging Markets Debt Opportunities	123
Emerging Markets Local Opportunities	620

Total Firm Assets Under Management ("AUM")	$158,887
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $65.7 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.